Exhibit 99.1

Ronald Lowy Appointed to Helicos BioSciences’ Board of Directors

CAMBRIDGE, Mass. — November 5, 2007—Helicos BioSciences (Nasdaq:HLCS) announced today that Ronald Lowy, former president and CEO of Fisher Biosciences, has been appointed to the Helicos Board of Directors.

Mr. Lowy has extensive experience managing and growing global businesses. As president and CEO of Fisher Biosciences, a division of Fisher Scientific, Mr. Lowy was responsible for more than 5,000 employees in 56 locations in 100 countries around the world. Before joining Fisher Biosciences, Mr. Lowy was president of Global Connectivity Solutions for ADC Telecommunications where he directed worldwide sales, marketing, operations, research and development of a division of more than 6,500 employees globally. He also served as president and Chief Operating Officer at KRONE Group where he was responsible for all facets of the business, operating in over 100 countries with 2,500 employees.

“Ron brings an enormous amount of global bioscience experience to Helicos. We look forward to his participation on our board as we move to commercialization.” said Stan Lapidus, chairman and CEO of Helicos.

Mr. Lowy joins an established board of directors that include Noubar B. Afeyan PhD, Brian G. Atwood, Peter Barrett PhD, Claire M. Fraser PhD, Robert F. Higgins, Stanley Lapidus, Chairman and Chief Executive Officer, Theo Melas-Kyriazi, and Steven St. Peter, MD.

“Helicos has an opportunity to advance the speed and ease of research for the next-generation of genomic developments,” said Mr. Lowy. “I’m excited to be invited to join such a distinguished board of directors and to help them set the strategic direction for Helicos.”

About Helicos BioSciences

HelicosTM BioSciences is a life science company focused on innovative genetic analysis technologies for the research, drug discovery, and diagnostic markets. Helicos’ proprietary True Single Molecule Sequencing, tSMSTM, technology allows direct measurement of billions of strands of DNA enabling scientists to perform experiments and ask questions never before possible. Helicos is a recipient of the $1,000 genome grant and committed to providing scientists the tools to unlock the era of genomic medicine. The company’s corporate headquarters are located at One Kendall Square, Building 700, Cambridge, MA 02139, and its telephone number is (617)264-1800.

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Helicos’ expectations concerning the prospective value of Mr. Lowy’s experience and expertise to Helicos and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Helicos’ control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our ability to successfully complete the manufacturing process and commercialize the HeliScope system; competition; changing technology and customer requirements; our ability to operate in an emerging market; market acceptance of our technology; our ability to retain our personnel and hire additional skilled personnel; our ability to manage our rapid growth and our ability to obtain capital when desired on favorable terms. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Helicos undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Helicos, see the disclosure contained in Helicos’ public filings with the Securities and Exchange Commission.

Investor Relations:	Media Contact:
Helicos BioSciences Corporation	Racepoint Group
Louise Mawhinney, 617-264-1800	Sally Bain, 781-487-4647
Sr. Vice President and Chief Financial Officer	sbain@racepointgroup.com

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